Exhibit 10.1

THIS PROMISSORY NOTE (“NOTE”) HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). THIS NOTE HAS BEEN ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF REGISTRATION OF THE RESALE THEREOF UNDER THE SECURITIES ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY IN FORM, SCOPE AND SUBSTANCE TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

PROMISSORY NOTE

Dated as of June 11, 2026

Principal Amount: Up to $1,500,000	New York, NY

Melar Acquisition Corp. I, a Cayman Islands exempted company (the “Maker”), promises to pay to the order of Melar Acquisition Sponsor I LLC, a Delaware limited liability company, or its assigns or successors in interest (the “Payee”), or order, the principal sum of up to One Million Five Hundred Thousand Dollars ($1,500,000) in lawful money of the United States of America, on the terms and conditions described below, of which Two Hundred Twenty-Three Thousand, Seventy-Nine Dollars and Twelve Cents ($223,079.12) (the “Advance”) has previously been advanced by the Payee as of the date hereof. Other than to the extent unpaid amounts owing under this Note are converted in accordance with clause 15, all payments on this Note shall be made by check or wire transfer of immediately available funds or as otherwise determined by the Maker to such account as the Payee may from time to time designate by written notice in accordance with the provisions of this Note.

1. Principal. The principal balance of this Note, together with all accrued and unpaid interest thereon and all other amounts owing from the Maker to the Payee hereunder, shall be due and payable by the Maker (such date, the “Maturity Date”), subject to Section 12 below, upon the earlier of (a) the consummation of the Maker’s proposed initial business combination (the “Business Combination”) and (b) the date of the liquidation of the Maker.

2. Interest. Interest shall accrue on the outstanding principal amount hereof at a per annum rate equal to seventeen and one-half percent (17.5%), compounded annually. The amount of interest owing from the Maker to the Payee hereunder shall be computed on the basis of the actual number of days elapsed in any applicable period and a 365-day year. In the event that any interest rate provided for herein shall be determined to be unlawful, such interest rate shall be computed at the highest rate permitted by applicable law. Any payment by the Maker of any interest amount in excess of that permitted by applicable law shall be applied to the principal of this Note without prepayment premium or penalty.

3. Drawdown Requests. The Maker and the Payee agree that the Maker may request up to One Million Five Hundred Thousand Dollars ($1,500,000) (less the Advance) (the “Maximum Loan Amount”) hereunder for costs reasonably related to the Maker’s working capital needs prior to the consummation of the Business Combination. The principal of this Note may be drawn down from time to time prior to the date on which the Maker consummates a Business Combination, upon request from the Maker to the Payee (each, a “Drawdown Request”) in such amounts as the Maker may determine in its discretion. The Payee shall fund each Drawdown Request no later than five (5) business days after receipt of a Drawdown Request; provided, however, that the maximum amount of drawdowns collectively under this Note is the Maximum Loan Amount. Once an amount is drawn down under this Note, it shall not be available for future Drawdown Requests even if prepaid. No fees, payments or other amounts shall be due to the Payee in connection with, or as a result of, any Drawdown Request by the Maker.

4. Application of Payments. All payments received by the Payee pursuant to this Note shall be applied first to payment in full of any costs incurred in the collection of any sum due under this Note, including, without limitation, reasonable attorneys’ fees, then to the payment in full of any late charges, then to payment in full of any interest, and finally to the reduction of the unpaid principal balance of this Note.

5. Events of Default. The following shall constitute an event of default (“Event of Default”):

(a) Failure to Make Required Payments. Failure by the Maker to pay the principal amount or interest due pursuant to this Note within one (1) business day of the Maturity Date.

(b) Voluntary Bankruptcy, Etc. The commencement by the Maker of a voluntary case under any applicable bankruptcy, insolvency, reorganization, rehabilitation or other similar law, or the consent by it to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator, restructuring officer (or other similar official) of the Maker or for any substantial part of its property, or the making by it of any assignment for the benefit of creditors, or the failure of the Maker generally to pay its debts as such debts become due, or the taking of corporate action by the Maker in furtherance of any of the foregoing.

(c) Involuntary Bankruptcy, Etc. The entry of a decree or order for relief by a court having jurisdiction in the premises in respect of the Maker in an involuntary case under any applicable bankruptcy, insolvency or other similar law, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator, restructuring officer (or similar official) of the Maker or for any substantial part of its property, or ordering the winding-up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of sixty (60) consecutive days.

6. Remedies.

(a) Upon the occurrence of an Event of Default specified in Section 5(a) hereof, the Payee may, by written notice to the Maker, declare this Note to be due immediately and payable, whereupon the unpaid principal amount and interest of this Note, and all other amounts payable hereunder, shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the documents evidencing the same to the contrary notwithstanding.

(b) Upon the occurrence of an Event of Default specified in Sections 5(b) and 5(c), the unpaid principal balance and interest of this Note, and all other sums payable with regard to this Note, shall automatically and immediately become due and payable, in all cases without any action on the part of the Payee.

7. Waivers. The Maker and all endorsers and guarantors of, and sureties for, this Note waive presentment for payment, demand, notice of dishonor, protest, and notice of protest with regard to this Note, all errors, defects and imperfections in any proceedings instituted by the Payee under the terms of this Note, and all benefits that might accrue to the Maker by virtue of any present or future laws exempting any property, real or personal, or any part of the proceeds arising from any sale of any such property, from attachment, levy or sale under execution, or providing for any stay of execution, exemption from civil process, or extension of time for payment, and the Maker agrees that any real estate that may be levied upon pursuant to a judgment obtained by virtue hereof or any writ of execution issued hereon, may be sold upon any such writ in whole or in part in any order desired by the Payee.

8. Unconditional Liability. The Maker hereby waives all notices in connection with the delivery, acceptance, performance, default, or enforcement of the payment of this Note, and agrees that its liability shall be unconditional, without regard to the liability of any other party, and shall not be affected in any manner by any indulgence, extension of time, renewal, waiver or modification granted or consented to by the Payee, and consents to any and all extensions of time, renewals, waivers, or modifications that may be granted by the Payee with respect to the payment or other provisions of this Note, and agrees that additional makers, endorsers, guarantors, or sureties may become parties hereto without notice to the Maker or affecting the Maker’s liability hereunder.

9. Notices. All notices, statements or other documents which are required or contemplated by this Note shall be made in writing and delivered: (a) personally or sent by first class registered or certified mail, overnight courier service or facsimile or electronic transmission to the address designated in writing, (b) by facsimile to the number most recently provided to such party or such other address or fax number as may be designated in writing by such party or (c) by electronic mail, to the electronic mail address most recently provided to such party or such other electronic mail address as may be designated in writing by such party. Any notice or other communication so transmitted shall be deemed to have been given on the day of delivery, if delivered personally, on the business day following receipt of written confirmation, if sent by facsimile or electronic transmission, one (1) business day after delivery to an overnight courier service or five (5) days after mailing if sent by mail.

10. Construction. THIS NOTE SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF DELAWARE, WITHOUT REGARD TO CONFLICT OF LAW PROVISIONS THEREOF.

11. Severability. Any provision contained in this Note which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

12. Trust Waiver. Notwithstanding anything herein to the contrary, the Payee hereby waives any and all right, title, interest or claim of any kind (“Claim”) in or to any distribution of or from the trust account (the “Trust Account”) established in which the proceeds of the initial public offering (the “IPO”) conducted by the Maker (including the deferred underwriters’ discounts and commissions) and the proceeds of the sale of the warrants issued in a private placement that occurred in connection with the closing of the IPO were deposited, as described in greater detail in the Maker’s Registration Statement on Form S-1 (No. 333-279899) filed with the Securities and Exchange Commission in connection with the IPO, and hereby agrees not to seek recourse, reimbursement, payment or satisfaction for any Claim against the Trust Account for any reason whatsoever.

13. Amendment; Waiver. Any amendment hereto or waiver of any provision hereof may be made with, and only with, the written consent of the Maker and the Payee.

14. Assignment. No assignment or transfer of this Note or any rights or obligations hereunder may be made by the Maker (by operation of law or otherwise) without the prior written consent of the Payee and any attempted assignment without the required consent shall be void.

15. Conversion.

(a) Notwithstanding anything contained in this Note to the contrary, if, prior to the Business Combination, the principal balance and interest of this Note has not been paid in full, then, at the Payee’s option, the Payee may elect to convert, on the date of the Business Combination, up to $1,500,000 of the unpaid principal balance and interest of this Note into that number of warrants (the “Conversion Warrants”) to purchase a number of Class A Ordinary Shares, par value $0.0001 per share (“Class A Ordinary Shares”), of the Maker at a conversion price of $1.00 per warrant. Other than to the extent prohibited by the Maker’s articles of association, the Conversion Warrants shall be identical to the warrants issued by the Maker in a private placement upon consummation of the Maker’s IPO. In accordance with the Maker’s articles of association, the Class A Ordinary Shares that may be issued upon exercise of any warrants, will not entitle the holder thereof to (a) receive funds from the Trust Account; or (b) vote as a class with Public Shares (as that term is defined in the Maker’s articles of association) on any Business Combination. The Conversion Warrants and any other equity security of the Maker issued or issuable with respect to the foregoing by way of a share dividend or share split or in connection with a combination of shares, recapitalization, amalgamation, consolidation or reorganization, shall be entitled to the registration rights set forth in Section 16 hereof.

(b) Upon any complete or partial conversion of the principal amount and interest of this Note, (i) such principal amount and interest shall be so converted and such converted portion of this Note shall become fully paid and satisfied, (ii) the Payee shall surrender and deliver this Note, duly endorsed, to the Maker or such other address which the Maker shall designate against delivery of the Conversion Warrants, (iii) the Maker shall promptly deliver a new duly executed Note to the Payee in the principal amount and interest that remains outstanding, if any, after any such conversion and (iv) in exchange for all or any portion of the surrendered Note, the Maker shall, at the direction of the Payee, deliver to the Payee (or its members or their respective affiliates) (the Payee or such other persons, the “Holders”) the Conversion Warrants, which shall bear such legends as are required, in the opinion of counsel to the Maker or by any other agreement between the Maker and the Payee and applicable state and federal securities laws.

(c) The Holders shall pay any and all issue and other taxes that may be payable with respect to any issue or delivery of the Conversion Warrants upon conversion of this Note pursuant hereto; provided, however, that the Holders shall not be obligated to pay any transfer taxes resulting from any transfer requested by the Holders in connection with any such conversion.

(d) The Conversion Warrants shall not be issued upon conversion of this Note unless such issuance and such conversion comply with all applicable provisions of law.

16. Registration Rights.

(a) Reference is made to that certain Registration Rights Agreement between the Maker and the parties thereto, dated as of June 17, 2024 (the “Registration Rights Agreement”). All capitalized terms used in this Section 16 shall have the same meanings ascribed to them in the Registration Rights Agreement.

(b) The Holders shall be entitled to one Demand Registration, which shall be subject to the same provisions as set forth in Section 2.1 of the Registration Rights Agreement.

(c) The Holders shall also be entitled to include the Conversion Warrants and their underlying securities in Piggyback Registrations, which shall be subject to the same provisions as set forth in Section 2.2 of the Registration Rights Agreement; provided, however, that in the event that an underwriter advises the Maker that the Maximum Number of Securities has been exceeded with respect to a Piggyback Registration, the Holders shall not have any priority for inclusion in such Piggyback Registration.

(d) Except as set forth above, the Holders and the Maker, as applicable, shall have all of the same rights, duties and obligations set forth in the Registration Rights Agreement.

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IN WITNESS WHEREOF, the Maker, intending to be legally bound hereby, has caused this Note to be duly executed by the undersigned as of the day and year first above written.

Melar Acquisition Corp. I

By:	/s/ Gautam Ivatury
Name:	Gautam Ivatury
Title:	Chief Executive Officer

[Signature Page – Promissory Note]